Exhibit 30(G)(7)

AMENDMENT FIVE

TO

REINSURANCE AGREEMENT 202-12

Effective November 1, 2011

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE & HEALTH AMERICA INC.

Of Hartford, Connecticut

This Amendment is effective September 1, 2014

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life & Health America Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective November 1, 2011.

Schedule III - Business Covered is hereby amended and will replace the current Schedule III in its entirety by the attached Schedule III to terminate products and riders under this Agreement effective September 1, 2014.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements. In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below

MINNESOTA LIFE INSURANCE COMPANY			SWISS RE LIFE & HEALTH AMERICA INC.

Date:	December 11, 2015	Date	12/16/15

Place:	St. Paul, Minnesota	Place:	Armonk NP

	Jacob Jones, FSA	By:	Kyle Bauer
	(print or type)		(print or type)

By:	/s/ Jacob Jones	By:	/s/ Kyle Bauer
	(signature)		(signature)

Title:	Director & Actuary, Life Risk Mgmt.	Title:	Vice President

Attest:	Brenda Siebenaler	Attest:

AMENDMENT FOUR

TO

REINSURANCE AGREEMENT 202-12

Effective November 1, 2011

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE & HEALTH AMERICA INC.

Of Hartford, Connecticut

This Amendment is effective February 1, 2012

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life & Health America Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective November 1, 2011

Schedule III - Business Covered is hereby amended and will replace the current Schedule III in its entirety to add Single Premium Paid Up Additions effective February 1, 2012.

Schedule IV - Reinsurance Premiums is hereby amended and will replace the current Schedule IV in its entirety to add the description of Single Premium Paid Up Additions effective February 1, 2012.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements. In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below

MINNESOTA LIFE INSURANCE COMPANY		SWISS RE LIFE & HEALTH AMERICA INC.

Date:	November 25, 2013	Date:	December 13, 2013

Place:	St. Paul, Minnesota	Place:	Fort Wayne, Indiana

	Jacob Jones, FSA	By:	Kyle Bauer, FSA
	(print or type)		(print or type)

By:	/s/ Jacob Jones	By:	/s/ Kyle Bauer
	(signature)		(signature)

Title:	Sr. Associate Actuary	Title:	VP

Attest:	Brenda Siebenaler	Attest:	Kenneth Thieme

AMENDMENT THREE

TO

REINSURANCE AGREEMENT 202-12

Effective November 1, 2011

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE & HEALTH AMERICA INC.

Of Hartford, Connecticut

This Amendment is effective May 1, 2013

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life & Health America Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective November 1, 2011.

Schedule III – Business Covered is hereby amended and will replace the current Schedule III in its entirety to add Premier Variable Universal Life effective May 1, 2013. Reinsurance rates will follow the reinsurance rates as documented in Schedule IV of the original Agreement and Schedule VII attached to this Amendment.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements. In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below

MINNESOTA LIFE INSURANCE COMPANY		SWISS RE LIFE & HEALTH AMERICA INC.

Date:	November 25, 2013	Date:	December 13, 2013

Place:	St. Paul, Minnesota	Place:	Fort Wayne, Indiana

	Jacob Jones, FSA	By:	Kyle Bauer, FSA
	(print or type)		(print or type)

By:	/s/ Jacob Jones	By:	/s/ Kyle Bauer
	(signature)		(signature)

Title:	Sr. Associate Actuary	Title:	VP

Attest:	Brenda Siebenaler	Attest:	Kenneth Thieme

AMENDMENT TWO

TO

REINSURANCE AGREEMENT 202-12

Effective November 1, 2011

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE & HEALTH AMERICA INC.

of Hartford, Connecticut

This Amendment is effective November 1, 2013

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life & Health America Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective November 1, 2011.

Schedule VII - Reinsurance Rates, is hereby amended and restated with Exhibit A attached to this Amendment, which will replace the current Schedule VII in its entirety to correct typographical errors for factor tables included in the current Schedule VII under the original Agreement as well as to Amendment One.

This amendment is effective November 1, 2013. No premium adjustments are required on policies using this factor table as the administration systems were correctly coded using Option 3 rates from the June 2011 Swiss Re proposal.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements. In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

MINNESOTA LIFE INSURANCE COMPANY		SWISS RE LIFE & HEALTH AMERICA INC.

Date:	November 25, 2013	Date:	December 13, 2013

Place:	St. Paul, Minnesota	Place:	Fort Wayne, IN

	Jacob Jones, FSA	By:	Kyle Bauer, FSA
	(print or type)		(print or type)

By:	/s/ Jacob Jones	By:	/s/ Kyle Bauer
	(signature)		(signature)

Title:	Sr. Associate Actuary	Title:	VP

Attest:	Brenda Siebenaler	Attest:	Kenneth Thieme

AMENDMENT ONE

TO

REINSURANCE AGREEMENT 202-12

Effective November 1, 2011

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE & HEALTH AMERICA INC.

Of Hartford, Connecticut

This Amendment is effective February 1, 2013

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life & Health America Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective November 1, 2011.

Schedule III - Business Covered is hereby amended and will replace the current Schedule III in its entirety to add Omega Builder Indexed Universal Life effective February 1, 2013. Reinsurance rates will follow the reinsurance rates as documented in Schedule IV of the original Agreement and Schedule VII attached to this Amendment.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements. In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below

MINNESOTA LIFE INSURANCE COMPANY		SWISS RE LIFE & HEALTH AMERICA INC.

Date:	1-29-2013	Date:	1/25/2013

Place:	St. Paul, Minnesota	Place:	Fort Wayne, Indiana

	Jacob Jones, FSA	By:	Kyle Bauer
	(print or type)		(print or type)

By:	/s/ Jacob Jones	By:	/s/ Kyle Bauer
	(signature)		(signature)

Title:	Sr. Associate Actuary	Title:	Vice President

Attest:	Brenda Siebenaler	Attest:

Number 202-12

REINSURANCE AGREEMENT

BETWEEN

MINNESOTA LIFE INSURANCE COMPANY

(HEREINAFTER CALLED THE “CEDING COMPANY”)

of St. Paul, Minnesota, U.S.A

AND

SWISS RE LIFE & HEALTH AMERICA INC.

(HEREINAFTER CALLED THE “REINSURER”)

of Hartford, Connecticut, U.S.A.

EFFECTIVE NOVEMBER 1, 2011

Table of Contents

ARTICLE	Title	PAGE

I	Parties to the Agreement	1
II	Commencement, Termination and Continuance of Reinsurance	1
III	Scope	2
IV	Coverage	4
V	Underwriting	5
VI	Assignment or Transfer	6
VII	Liability	7
VIII	Retention and Recapture	7
IX	Reinsurance Premiums and Allowances	8
X	Reserves	8
XI	Policy Alterations	9
XII	Policy Administration and Premium Accounting	11
XIII	Claims	12
XIV	Offset	15
XV	Issue Resolution and Arbitration	15
XVI	Insolvency	18
XVII	Right to Inspect	20
XVIII	Unintentional Errors, Misunderstandings or Omissions	21
XIX	Choice of Law and Forum	21
XX	Good Faith	22
XXI	Confidentiality	22
XXII	Alterations to the Agreement	23
XXIII	Compliance with Laws	23
XXIV	Severability	24
XXV	Execution of the Agreement	25

Schedules

I	Reinsurance Specifications
II	Ceding Company’s Maximum Limit of Retention
III	Business Covered
IX	Reinsurance Premiums
V	Temporary Insurance Agreement
VI	Automatic Acceptance Limits
VII	Reinsurance Rates
VIII	Reinsurance Billing Administration
IX	Sample Policy Exhibit
X	Definitions
XI	Business Guidelines

ARTICLE I

PARTIES TO THE AGREEMENT

Reinsurance required by the Ceding Company will be Assumed by the Reinsurer as described in the terms of this Agreement.

This is an Agreement solely between the Reinsurer and the Ceding Company. In no instance will anyone other than the Reinsurer or the Ceding Company have any rights under this Agreement, and the Ceding Company is and will remain solely liable to any insured, policy owner, or beneficiary under the Policies reinsured hereunder. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company will not use the Reinsurer’s name with regard to the Ceding Company’s agreements or transactions with these third parties, unless the Reinsurer gives prior approval for the use of its name.

ARTICLE II

COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE

1.	AGREEMENT COMMENCEMENT

This Agreement is effective as of the date shown in Schedule I and applies to all eligible policies with issue dates on or after such date and to eligible policies applied for on or after such date that were backdated.

2.	AGREEMENT TERMINATION

This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance at any time by either party giving ninety (90) days’ written notice of termination. The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the ninety (90) day period. During the ninety-(90) day period, this Agreement will continue to operate in accordance with its terms.

If the Reinsurer has made a Facultative offer prior to the termination date of this Agreement and the Ceding Company has accepted that Facultative offer before the termination of this Agreement or the termination of the Reinsurer’s offer whichever comes later, the Reinsurer will be liable even if the effective date of the policy falls beyond the termination date of this Agreement.

3.	POLICY TERMINATION

If the Policy is terminated by death, lapse, surrender or otherwise, the reinsurance will terminate on the same date. If Premiums have been paid on the reinsurance for a period beyond the termination date, refunds will follow the terms as shown in Schedule I.

If the Policy continues in force without payment of Premium during any days of grace pending its termination, whether such continuance is a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of Premium.

If the Policy continues in force because of the operation of an Automatic Premium Loan provision, extended term insurance or other such provision by which the Ceding Company receives compensation for its Risk, then the reinsurance will also continue and the Ceding Company will pay the Reinsurer the reinsurance Premium for the period to the date of termination.

4.	CONTINUATION OF REINSURANCE

On termination of this Agreement in accordance with the provisions in section two of this Article, the reinsurance Ceded will remain in force subject to the terms and conditions of this Agreement, unless otherwise agreed by both parties in writing.

ARTICLE III

SCOPE

1.	RETENTION OF THE CEDING COMPANY

The type and amount of the Ceding Company’s Retention on any one life is shown in Schedule II. In determining the Retention on each case, any additional benefits on the same life will be taken into account, as will the death benefit under any other policies existing at the time of commencement of the policy Ceded under this Agreement.

The Ceding Company may change its Retention with respect to future new business at any time. The Ceding Company will promptly notify the Reinsurer of such change and its effective date.

The Ceding Company may not reinsure the retained amounts specified in Schedule II on any basis without the Reinsurer’s prior written agreement.

The Ceding Company will notify the Reinsurer in advance and in writing of any plans to reinsure previously retained amounts under this Agreement.

2.	THE REINSURER’S SHARE

The Reinsurer’s Share is as shown in Schedule I.

3.	BASIS OF REINSURANCE

Products and Riders listed in Schedule III will be reinsured under this Agreement on the basis described in Schedule II.

4.	REINSURANCE PREMIUMS

The Ceding Company will pay the Reinsurer the Premium rates as described in Schedule IV.

5.	REINSURANCE ALLOWANCES

The Reinsurer will pay to the Ceding Company the reinsurance allowance, if any, as shown in Schedule IV. If any reinsurance Premiums or installments of reinsurance Premiums are returned to the Ceding Company, any corresponding reinsurance allowance previously credited to the Ceding Company, will be reimbursed to the Reinsurer.

6.	PREMIUM RATE GUARANTEE

Premium Rate Guarantees, if any, are shown in Schedule IV.

7.	POLICY FEES

No Policy fees will be paid to the Reinsurer under this Agreement.

8.	TAXES

Taxes, if any, are shown in Schedule I.

9.	EXPERIENCE REFUND

If an experience refund is payable under this Agreement, the conditions and formula are as shown in Schedule IV.

10.	EXPENSE OF THE POLICY

The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the Policy.

ARTICLE IV

COVERAGE

This Agreement applies to all directly issued insurance policies and supplemental benefits and riders listed in Schedule III and issued in a jurisdiction in which the Company is properly licensed.

AUTOMATIC PROVISIONS:

The Ceding Company must cede and the Reinsurer must automatically accept reinsurance, if all of the following conditions are met for each life:

1.	RETENTION

For each Risk on which reinsurance is ceded, the Ceding Company’s Retention at the time of issue will take into account both currently issued and previously issued policies.

The Ceding Company will retain a percentage of the Risk for the Products and Riders noted in Schedule III up to the Ceding Company’s Maximum Limit of Retention as noted in Schedule II; and

2	AUTOMATIC ACCEPTANCE LIMITS

The age, minimum reinsurance amount, Pool Binding Limits and Jumbo Limits as shown in Schedule VI; and

3.	UNDERWRITING

The Risk is underwritten according to the Ceding Company’s underwriting guidelines; and the Ceding Company has never made Facultative application for reinsurance on the same life to the Reinsurer or any other Reinsurer. Facultative policies excluded from this provision are those policies that were submitted facultative during the lifetime of the insured solely for capacity that may now be accommodated within the terms of this Agreement. Automatic Reinsurance does not include policies issued under simplified underwriting or guaranteed issues, or non-underwritten external policy exchanges that don’t follow the Ceding Company’s underwriting guidelines: and

4.	RESIDENCE

The Risk is a permanent resident of the Countries as shown in Schedule I.

FACULTATIVE PROVISIONS:

If, for a given application, the Ceding Company cannot comply with the Automatic Reinsurance conditions described above, or if the Ceding Company has submitted an application to other Reinsurers for their Facultative assessment, the Ceding Company can submit this application to the Reinsurer on a Facultative basis.

The Reinsurer’s liability for Facultative reinsurance will begin simultaneously with the Ceding Company’s contractual liability if the Ceding Company has accepted, during the lifetime of the insured, the Reinsurer’s offer of coverage. However, the Reinsurer will be bound to facultative policies that are placed with the Reinsurer by the Ceding Company in accordance with the Ceding Company’s reasonable documented facultative acceptance procedures.

The Reinsurer will have no liability for any application submitted for facultative consideration if the Reinsurer declined facultative coverage or made an offer of coverage that was not accepted by the Ceding Company as required by the terms of this Agreement.

The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician’s statement, and any additional information pertinent to the insurability of the Risk to the Reinsurer. For policies which contain a guarantee increase, the Ceding Company will inform the Reinsurer of that fact. The Ceding Company will also notify the Reinsurer of any outstanding underwriting information requested at the time of the facultative submission or received after the initial request for reinsurance is made.

On a timely basis, the Reinsurer will submit a written decision to the Ceding Company. The Reinsurer’s offer on Facultative submissions will expire after 120 days from the date of the Reinsurer’s final offer. On an individual case, the 120 day period may be shorter or longer if the Reinsurer specifies a different period in its final offer. For all Risks acceptance of the offer according to the rules of the Ceding Company must occur within 120 days of the Reinsurer’s final offer.

ARTICLE V

UNDERWRITING

The Risk is underwritten according to the Ceding Company’s underwriting guidelines which have been reviewed and agreed to by the Reinsurer at the time of this Agreement as referenced in Schedule I. It is understood and agreed that the Reinsurer will generally accept the Ceding Company’s underwriting decisions as long as the Ceding Company’s underwriters act in good faith and consistent with the Ceding Company’s underwriting guidelines, manual, age and amount requirements and control procedures. Occasional mistakes in mortality assessment will be accepted for Automatic reinsurance by the Reinsurer provided such mistakes are not systemic or part of a pattern evidencing a disregard for the Ceding Company’s underwriting guidelines.

Reasonable underwriter discretion, which may deviate from the underwriting guidelines or other requirements when deemed warranted and appropriate by the Ceding Company underwriter exercising his or her professional judgment, will also be accepted for automatic reinsurance by the Reinsurer provided that the final underwriting assessment is consistent with the Ceding Company’s expected mortality level of that underwriting classification.

Business exceptions, however are not covered by the automatic provisions of this Agreement unless approved in advance by the Reinsurer. A business exception is a Risk intentionally accepted by the Ceding Company without a sound basis for accepting the Risk based on currently available underwriting evidence, including the waiving of normal age and amount requirements without justification.

In determining whether there is justification for waiving underwriting requirements, the Ceding Company’s underwriter may exercise reasonable judgment in assessing the protective value versus the additional cost, inconvenience or availability of the requirement in question.

2.	CHANGES TO UNDERWRITING GUIDELINES

The Ceding Company reserves the right to revise the underwriting guidelines from time to time. For any material change to the underwriting guidelines, the Ceding Company agrees to provide twenty (20) days’ written notice to the Reinsurer, and the Reinsurer agrees to provide its decision in writing with regard to the proposed change within twenty (20) days. Written Notices shall be delivered by confirmed or registered mail, or by an overnight delivery service of general commercial use (such as UPS or Federal Express). The Reinsurer’s failure to respond within twenty (20) days will constitute its acceptance of these changes.

ARTICLE VI

ASSIGNMENT OR TRANSFER

Neither this Agreement nor any new or inforce reinsurance under this Agreement, may be sold, assumption reinsured or assigned in whole or in part by either the Ceding Company or the Reinsurer without the prior written approval of the other party. Nothing herein shall prohibit the Reinsurer from retroceding, financing or securitizing risks associated with the Agreement to other parties.

ARTICLE VII

LIABILITY

The liability of the Reinsurer for all claims automatically reinsured and all claims arising after Facultative acceptance as described in Article V, will commence and cease simultaneously with that of the Ceding Company.

The Reinsurer will be liable under the Ceding Company’s Temporary Insurance Agreement as noted in Schedule V.

This Agreement covers policies directly issued by the Ceding Company and does not cover the following unless specified elsewhere:

a) Noncontractual conversions, replacements, exchanges or group conversions that were not previously reinsured with the Reinsurer.

b) Policies issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk without prior approval: or

c) Any conversion of a previously issued policy that had been reinsured with another Reinsurer.

Each reinsured policy must provide for the maximum periods of suicide and contestability protection permitted by applicable law.

ARTICLE VIII

RETENTION AND RECAPTURE

If the Ceding Company changes its limit of Retention as shown in Schedule II, ninety (90) days written notice of the change will promptly be given to the Reinsurer. At the option of the Ceding Company, a corresponding reduction may be made in the reinsurance in force under this Agreement on all Risks. If the Ceding Company decreases its retention limit, no reinsurance may be ceded on an automatic basis until the parties have reviewed and either expressly affirmed or revised the terms specified in Schedule II and the Automatic Acceptance Limits set out in Schedule VI. If the Ceding Company increases its retention it may apply the new limits of Retention to existing reinsurance and reduce and Recapture reinsurance inforce in accordance with the following rules:

1.

The Risk has been reinsured under this Agreement and in force for the minimum period shown in Schedule I. For a conversion or re-entry, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date of the original policy.

2.	The Ceding Company retained its maximum limit of Retention for the plan, age and mortality rating at the time the policy was issued under this Agreement and in accordance with Schedule I.

3.

All reinsurance eligible for Recapture, under the provisions of this Article, must be Recaptured. The amount of reinsurance eligible for recapture will be the proportionate share of the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new retention been in effect at the time of issue.

4.	The Risk will be Recaptured on the anniversary date following the recapture notification letter.

ARTICLE IX

REINSURANCE PREMIUMS AND ALLOWANCES

1.	LIFE REINSURANCE

Premiums are shown in Schedule IV.

2.	SUBSTANDARD PREMIUMS

Premiums will be increased by any (Flat) Extra Premium as shown in Schedule IV, charged the insured on the face amount reinsured. Additional Substandard table extras increased on a per table basis are based upon the current net amount at Risk.

3.	RIDER BENEFITS

The Reinsurer will receive Premiums for additional riders as shown in Schedule IV, as well as for any extra Premiums the Ceding Company may collect for the coverage of special Risks (traveling, climate, occupation, etc.).

ARTICLE X

RESERVES

Reserve requirements of the Ceding Company, if any, are as shown in Schedule I.

ARTICLE XI

POLICY ALTERATIONS

1.	INCREASES

Underwritten Increases: If the amount of insurance is increased as a result of an underwritten change, the increase will be considered new reinsurance under this Agreement in accordance with Article IV. The Risk will not be automatically reinsured if the life was previously reviewed or underwritten on a facultative basis.

For products reinsured on a FDQS basis, the Ceding Company and the Reinsurer will share the amount of the increase proportionately. Reinsurance premiums for the additional reinsurance shall be calculated using new issue reinsurance premium rates from the effective date of the increase.

Non-Underwritten Increases: For policies reinsured on an automatic basis, reinsurance on non underwritten (contractual) increases will be accepted up to the Pool Binding Limits as shown in Schedule VI. For policies reinsured on a Facultative basis, reinsurance will follow the parameters outlined in the Reinsurer’s Facultative offer. Reinsurance premiums for the additional reinsurance shall be calculated using point in scale reinsurance premium rates from the original issue age of the Risk Reinsured.

2.	TERMINATIONS AND REDUCTIONS

If insurance reinsured under this Agreement is reduced or terminated, the reinsurance for the individual Risk involved will be reduced or terminated on the effective date of reduction or termination.

Automatic or Facultative Amount: In the event of the reduction or termination of a policy or policies reinsured under this Agreement on an Automatic or Facultative Amount basis, the parties will reduce the reinsurance on the affected policy or policies by applying the Retention limits as defined in Schedule II which were in effect at the time the Risk was issued.

The reinsurance adjustment due to lapse or reduction of previous insurance will be effective on the same date as the lapse or reduction of prior insurance.

If the reinsurance amount is reinsured with multiple Reinsurers, the reinsurance will be reduced proportionately by the amount of reinsurance in each company to the total outstanding reinsurance on the Risk involved.

Facultative Other: If a Risk that is Reinsured on a facultative basis under this Agreement is reduced, the Facultative reinsurance for the individual Risk involved will be reduced proportionately on the effective date of reduction.

3.	EXTENDED TERM AND REDUCED PAID-UP

Extended Term: If the Policy changes to extended term insurance under the terms of the Policy, reinsurance will continue on the same basis as under the original Policy until the expiry of the extended term.

Reduced Paid-Up: If the Policy changes to reduced paid-up insurance under the terms of the Policy, the amount reinsured will be reduced in accordance with Article XI, Section 2 above.

4.	REINSTATEMENT

Any Risk originally reinsured on an automatic basis in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer. Any Risk originally reinsured with the Reinsurer on a Facultative basis that requires underwriting, the Risk will be submitted with the underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer all reinsurance Premiums in the same manner as the Ceding Company received the insurance Premiums under the particular Policy.

5.	CONTRACTUAL OR NONCONTRACTUAL CONVERSIONS

The Reinsurer will continue to reinsure the Risk resulting from the Contractual or Noncontractual Conversion of any coverage reinsured under this Agreement, in an amount not to exceed the original amount reinsured.

If the product to which the original Risk is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance Premium rates for the coverage will be those contained in the Agreement that covers the product to which the Policy is converting. However, if the new product is not reinsured by the Reinsurer, reinsurance Premiums for a Policy resulting from a Contractual or Noncontractual Conversion will use the rates shown in Schedule IV.

Reinsurance Premiums and any allowances for conversions will be on a point in scale basis from the original issue age of the Risk Reinsured.

6.	UNDERWRITING CLASSIFICATION

For automatic Risks, the Ceding Company may reduce the rating classification or change the tobacco classification. The Ceding Company will notify the Reinsurer of this change. For Facultative Risks, the reductions to the rating classification will be subject to and the Risk reinsured under the Facultative provisions in Article IV.

ARTICLE XII

POLICY ADMINISTRATION AND PREMIUM ACCOUNTING

1.	ACCOUNTING PERIOD

Reinsurance Premiums will be paid annually in advance according to the bill frequency in Schedule I. The Ceding Company will self administer all reinsurance under this Agreement. Renewal Premium will be due within sixty (60) days of anniversary processing. New business Premium is due within one hundred twenty (120) days of the date the risk is issued and paid.

2.	PAYMENT OF BALANCES

The Ceding Company will calculate the amount of reinsurance Premium due and within sixty (60) days after the last day of each billing period will send the Reinsurer a statement that contains the information shown in Schedule VII, including any Premiums due for that period.

If an amount is due the Ceding Company, the Reinsurer will remit that amount to the Ceding Company within thirty (30) days of receipt of the statement.

3.	BALANCES IN DEFAULT

When balances are in default, each party reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on January 1, prior to the due date of the Premium when Premium is delinquent.

The payment of reinsurance Premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance Premiums are not paid within sixty (60) days after the last day of each billing month, the Reinsurer will have the right to terminate the reinsurance for all coverage’s having reinsurance Premiums in arrears.

If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company thirty (30) days written notice of its intention. Such notice will be sent by certified mail. If all reinsurance premiums in arrears, including any which may become in arrears during such 30 day notice period, are not paid before the end of the notice period, the Reinsurer’s obligations for those Reinsured Policies will be limited to obligations relating to events arising on or before the last date for which reinsurance premiums have been paid in full for each Reinsured Policy.

The Reinsurer’s right to terminate reinsurance will not prejudice its right to collect premiums and interest for the period reinsurance was in force, through and including the notice period.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within sixty (60) days of the date of termination, and upon payment of all reinsurance Premiums in arrears including any interest accrued thereon.

The Ceding Company will not force termination under the provisions of this section to avoid the Recapture requirements or to transfer the block of business to another Reinsurer.

ARTICLE XIII

CLAIMS

1.	NOTICE

When the Ceding Company is informed of a claim, it will promptly notify the Reinsurer of the claim. This notification will provide the Reinsurer with the following: The Name, Policy Number, Issue Date, Date of Birth, Date of Death (if known), Face Amount and reinsured Net Amount At Risk.

2.	PROOFS AND PAYMENT OF BENEFITS

The Ceding Company will examine and approve the claims and will send the Reinsurer notification of all paid claims. The Reinsurer agrees to accept the determination of the Ceding Company.

When the Ceding Company is requesting its share of the claim, the following proofs will be submitted to the Reinsurer with each claim: a copy of the death certificate, proof of the amount paid on such claim by the Ceding Company and a copy of the claimant’s statement and any additional information as requested. The Reinsurer will also pay its proportionate share of interest that the Ceding Company pays on the death benefit.

In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient provided proofs are in accordance with the Ceding Company’s current claim practices.

The Reinsurer reserves the right to request, and the Ceding Company will send upon such request, documents on any claim reinsured under this Agreement.

3.	CLAIM REIMBURSEMENT

As soon as the Reinsurer receives proper claim notice, proof of the claim and the Death Claim Benefit Request Form, the Reinsurer shall within sixty days pay the reinsurance benefits due the Ceding Company. The claim benefits paid will be in a single sum, regardless of the Ceding Company’s settlement options.

When death claim benefits due from the Reinsurer are in default, the Ceding Company reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on January 1, prior to the date of the death claim. Claims benefits in default are defined as claim benefits not reimbursed within ninety (90) days of the claim benefit request.

For policies where the Ceding Company decides not to pay the claim, the procedures stated below under Section 4, Denials and Contested Claims will be followed.

4.	DENIALS AND CONTESTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of its intent to deny, contest or compromise a claim reinsured under this Agreement. The Ceding Company will provide the Reinsurer with all papers for review. Within seven (7) days of receiving the papers, the Reinsurer must communicate its approval of the Ceding Company’s actions and agreement to be a party to the denial, contest, or compromise. Failure to respond to the Ceding Company within seven days constitutes approval and agreement by the Reinsurer.

If the Reinsurer declines to be a party to such denial, contest or compromise, the Reinsurer will discharge all of its liability by paying its proportionate share of reinsurance due the Ceding Company as if there had been no denial, contest or compromise. The Reinsurer will also pay its proportionate share of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party.

5.	CLAIM EXPENSES

The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims, unless the Reinsurer has discharged its liability as described in section 4 above, the Reinsurer will not participate in any expenses after the date of discharge.

Claim expenses do not include routine claim and administration expenses, including the Ceding Company’s home office expenses

6.	MISSTATEMENT OF AGE OR SEX

If the amount of insurance changes because of a misstatement of age or sex classification, the Reinsurer’s share of liability will change proportionately. Reinsurance Premiums will be adjusted from the inception of the policy and any differences will be settled without interest.

7.	MISREPRESENTATION OR SUICIDE

If the Ceding Company returns Premium to the policyowner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or as a result of the suicide of the insured, the Reinsurer will refund net reinsurance Premiums received on that policy without interest to the Ceding Company.

8.	EXTRA CONTRACTUAL OBLIGATIONS

Generally, the Reinsurer will not participate in and will not be liable to pay extra-contractual damages that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement.

The parties recognize that circumstances may arise in which the Reinsurer would participate in extra-contractual damages. The Reinsurer will be liable for and reimburse the Ceding Company for the Reinsurer’s share of extra-contractual damages that result from actions approved in advance by the Reinsurer unless the Reinsurer had discharged all of its liability. In such situations, the Reinsurer and the Ceding Company will share such damages in proportion to the original amount reinsured.

For purposes of this Agreement, the term “extra-contractual damages” will include, by way of example and not limitation:

1.	Actual and consequential damages;

2.	Damages for emotional distress or oppression;

3.	Punitive, exemplary or compensatory damages;

4.	Statutory damages, fines or penalties;

5.	Amounts in excess of the reinsured hereunder that the Ceding Company pays to settle a dispute or claim;

6.	Third-party attorney fees, cost and expenses.

9.	ACCELERATED BENEFIT AGREEMENT

The Reinsurer will not participate on any accelerated or advance payments made under an accelerated death benefit agreement. The Reinsurer will be notified at time of death and will pay its share of the reinsured net amount at risk as outlined above.

10.	CLAIMS PRACTICE

The Ceding Company is responsible for the investigating, contesting, compromising or litigating any Reinsured Policy claims in accordance with the applicable law and the policy terms. It is the Ceding Company’s sole decision to determine whether to investigate, contest, compromise or litigate a claim.

The Ceding Company acknowledges that it investigates claims with any of the following criteria:

a)	If the claim occurs within the contestable period as defined by the Reinsured policy; or

b)	If there is a reasonable question regarding the validity of the insured’s death or the authenticity of the proofs of death; or

c)	If the death occurs outside the U.S. or Canada; or

d)	If the insured is missing or presumed dead; or

e)	If there is a reasonable suspicion of fraud.

A claim investigation generally includes confirming proof of death, medical records to validate the insured’s medical disclosures for contestable or suspicion of fraud and, if material, financial condition at the time of Policy application. Investigations may also include obtaining police reports, coroner’s reports, financial records, or other information that would be appropriate under the circumstances.

The Ceding Company acknowledges that it does defend against claims meeting the following criteria:

a)	If a material misrepresentation is found in the Policy application during the policy’s contestable period and as allowed by applicable law; or

b)	If fraud is found; or

c)	If there is insufficient proof of death.

ARTICLE XIV

OFFSET

Any amounts due, by either of the parties to this Agreement, whether they arise out of this Agreement, or out of any other reinsurance relationship between the parties, may be offset and only the balance will be allowed or paid. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties. This right to offset is not diminished by the insolvency of either party.

ARTICLE XV

ISSUE RESOLUTION AND ARBITRATION

1.	GENERAL

The parties agree to act with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including its formation and validity, and whether arising during, or after the period of this Agreement and the dispute cannot be resolved through Issue Resolution as described below, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

As a condition to the parties’ right to arbitration under this Agreement, either the Ceding Company or the Reinsurer will give written notification to the other party of any dispute relating to or arising from this Agreement, including, but not limited to, the formation or breach thereof.

2.	ISSUE RESOLUTION

In the event of a dispute arising out of or relating to this Agreement, the parties agree to the following process of issue resolution. Within 15 days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The format for discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional 30 days. If the matter is not resolved within 30 days of the first meeting or the additional 30 day period, if any, then either party may demand arbitration as documented below. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

If a resolution cannot be reached using the process described above, the dispute or claim shall be referred to arbitration.

3.	NOTICE OF ARBITRATION

To initiate arbitration, either party will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought (the “Arbitration Notice”). The party, to which the Arbitration Notice is sent, shall respond to in writing, within twenty (20) days of its receipt. Failure to respond in a timely manner to the Arbitration Notice will be deemed a breach of this Agreement, enforceable within an applicable court of law.

4.	PROCEDURE

Arbitration shall be conducted before a three-person arbitration panel (the “Arbitration Panel”) appointed as follows: Each party shall appoint one arbitrator, and the two arbitrators so appointed shall then appoint a neutral umpire before proceeding. If either party fails to appoint an arbitrator within thirty (30) days after it receives the Arbitration Notice, the Party who initially sent the Arbitration Notice may appoint both arbitrators. Should the two arbitrators fail to choose an umpire within thirty (30) days of the appointment of the second arbitrator, the parties shall appoint the umpire pursuant to the ARIAS•U.S. Umpire Selection Procedure. The arbitrators and umpire shall be either present or former executive officers of insurance or reinsurance companies other than from the contracting companies and/or affiliates of the contracting parties, with more than ten (10) years insurance or reinsurance experience within the industry, or arbitrators certified by ARIAS•U.S. The arbitrators and umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

The parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. The umpire may order depositions and interrogatories upon a showing of need. It is the parties’ intent that the discovery proceedings be conducted in a cost-effective manner.

5.	ARBITRATION COSTS

Unless the Arbitration Panel decides otherwise, each party will bear the expense of its own arbitration activities, including any outside attorney or witness fees and each party shall pay: (1) the fees and expenses of its own arbitrator; and (2) an equal share of the fees and expenses of the umpire and of the other expenses of the arbitration, such as hearing rooms, court reporters, etc.

6.	PLACE OF ARBITRATION

Any	mutually agreeable location.

7.	ARBITRATION SETTLEMENT

The decision of a majority of the Arbitration Panel shall be final and binding, except to the extent otherwise provided in the Federal Arbitration Act. The Arbitration Panel shall render its award in writing. The Arbitration Panel shall have no power to award consequential, special, or punitive damages. Judgment upon the award may be entered in any court having jurisdiction, pursuant to the Federal Arbitration Act. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law or rules of evidence.

There will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce that decision to judgment. The Arbitration Tribunal will not have the authority to award punitive or exemplary damages.

Each party hereby consents to the entry of a judgement confirming or enforcing the award in the any court of competent jurisdiction. It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law.

Each party will bear its own fees and expenses in connection with the arbitration, including outside counsel and witness fees. Each party will share equally in the fees for panel members and the costs of arbitration; for example, hearing rooms, court reporters.

8.	CONFIDENTIALITY OF ARBITRATION

Unless otherwise agreed by the parties or required by law, the parties, the Arbitration Panel, and ARIAS•U.S shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Article.

ARTICLE XVI

INSOLVENCY

A Party to this Agreement will be deemed “insolvent” when it:

a) Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

b) Is adjudicated as bankrupt or insolvent; or

c) Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

d) Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

In the event that the Ceding Company is deemed insolvent, all reinsurance death claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company for benefits under the Reinsured Policy, without diminution because of the insolvency of the Ceding Company.

It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a death claim against the Ceding Company on a Risk reinsured hereunder within a reasonable time after such death claim is filed in the insolvency proceeding.

Such notice will indicate the policy reinsured and whether the death claim could involve a possible liability on the part of the Reinsurer. The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructure of the Policies that are not otherwise expressly covered by this Agreement.

During the pendency of such claim, the Reinsurer may investigate such death claim and interpose, at its own expense, in the proceeding where such death claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

Where two or more Reinsurers are participating in the same death claim and a majority in interest (determined with respect to shares of net amount at Risk) elects to interpose a defense or defenses to any such death claim, the expense will be apportioned among the Reinsurers in the same proportion that the Reinsurer’s net liability bears to the sum of the net liability of all Reinsurers on the insured’s date of death.

The parties intend that the Company will receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement. The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the Company.

If the Company loses statutory reserve credit in part or in total due to a change in law or regulation (or a change in the interpretation or application of existing law or regulation by a regulator) or due to a failure by the Reinsurer to maintain in effect a required license or accreditation in the Company’s state of domicile (hereinafter a “Reserve Credit Event”), then the parties will take the steps specified below. The parties will provide prompt notice of the occurrence of any Reserve Credit Event.

Upon notification of the occurrence of any Reserve Credit Event, the Reinsurer will have the right to cure the Reserve Credit Event in a manner that eliminates the need for or enables the Company to continue to receive statutory reserve credit in its state of domicile for the reinsurance ceded under this Agreement. The Company will not unreasonably deny any cure proposal presented by the Reinsurer. Without limiting potential cure options, the Reinsurer’s cure may be implemented by:

a)	Modifying the settlement terms of this Agreement during the Reserve Credit Event to provide for monthly settlements in arrears during the pendency of the Reserve Credit Event; or

b)	Modifying the settlement terms of this Agreement during the Reserve Credit Event to provide for settlements on a funds withheld basis during the pendency of the Reserve Credit Event; or

c)

Transferring the reinsurance provided under this Agreement to another reinsurer by assignment of this Agreement or otherwise, provided that the alternative reinsurer has an A.M. Best rating of (A) or better at the time of the transfer and that the alternative reinsurer accepts transfer by assignment of this Agreement (and all amendments) without any material modification to the substantive terms of the Agreement; or

d)	A combination of the foregoing or comparable approaches.

If the Company loses statutory reserve credit in part or in total due to a change in law or regulation (or a change in the interpretation or application of existing law or regulation by a regulator) and the Reserve Credit Event is not cured as set forth above within 120 days of notice of a Reserve Credit Event, then the Reinsurer will establish and maintain collateral. However, the cost of establishing and maintaining that collateral will be shared equally by the Company and the Reinsurer.

If the Company loses statutory reserve credit in part or in total due to a failure by the Reinsurer to maintain in effect a required license or accreditation in the Company’s state of domicile and the Reserve Credit Event is not cured as set forth above within 45 days of notice of a Reserve Credit Event, then the Reinsurer will establish and maintain collateral permitting the Company to receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement during the pendency of the Reserve Credit Event. However, the cost of establishing and maintaining that collateral will be borne solely by the Reinsurer.

If a Reserve Credit Event is not cured and the Reinsurer fails to establish or maintain collateral as set forth above, then the Company may recapture the business ceded under this Agreement. In that event, the Company and the Reinsurer will negotiate in good faith the terms of a mutually agreed recapture of the reinsurance provided hereunder, including payment of the appropriate amount of benefit reserves to be held in respect of the reinsured amounts being recaptured, determined as of the effective date of the recapture, based on U.S. generally accepted accounting principles (“GAAP”) consistent with FASB Statement 60 computed using the Reinsurer’s original pricing assumptions without provision for adverse deviation, less any amount of unamortized deferred acquisition cost assets related thereto and excluding any provisions for adverse deviations or similar deficiency or special reserves.

ARTICLE XVII

RIGHT TO INSPECT

Upon request, the Ceding Company will furnish the Reinsurer with detailed information about the Risks reinsured under this Agreement. During the Ceding Company’s normal office hours, copies of any documents relating to the Risks reinsured will be made available to the Reinsurer at its own expense.

Additionally, the Reinsurer will have the right to conduct audits during the Ceding Company’s normal office hours. The Reinsurer will give reasonable notification of any visit, and this right of inspection will remain as long as either party to this Agreement is claiming from the other. Access for the purpose of inspecting, auditing and photocopying those records, whether written or electronically, may include system view access. The Reinsurer’s right of access as specified above will survive until all of the Reinsurer’s obligations under this Agreement have terminated or been fully discharged.

ARTICLE XVIII

UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission. In the event a payment is corrected, the party receiving the payment may charge interest. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.

This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder, including the underwriting of the Risk.

If the Ceding Company has failed to cede as provided under this Agreement or has failed to comply with reporting requirements with respect to business ceded hereunder, the Ceding Company may be obligated to audit its records for similar errors and take all reasonable actions necessary to correct errors and avoid similar errors if required by the Reinsurer.

ARTICLE XIX

CHOICE OF LAW AND FORUM

This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts of Minnesota.

ARTICLE XX

GOOD FAITH

All matters with respect to this Agreement require the good faith of both parties.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other’s representations and warranties. The Ceding Company and the Reinsurer each affirms that it has and will continue to disclose all matters material to this Agreement. Material for purposes of this Article will mean information that a prudent actuary would consider as reasonably likely to affect the Reinsurer’s experience under this Agreement. Examples of such matters are a change in distribution channel, issue practices, underwriting or claims practices. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

If reinsured policies are not covered due to an unapproved material change, all payments between the Ceding Company and the Reinsurer with respect to the affected Policies shall be refunded, excluding items relating to reserves or interest on reserves. No liability shall remain with the Reinsurer with respect to such policies.

Any outsourcing by the Ceding Company of material functions concerning the Policies will be deemed material. The Company will secure the Reinsurer’s right to audit any outsourcing of any material Ceding Company functions concerning the Policies.

ARTICLE XXI

CONFIDENTIALITY

In connection with this Agreement, either party (each, a “Disclosing Party”) may be disclosing certain Proprietary Information (as hereinafter defined) to the other (each, a “Receiving Party”). “Proprietary Information” shall be defined as any non-public information relating to a party’s business (including but not limited to the Disclosing Party’s underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances) that is (i) disclosed to the Receiving Party, before or during the term of this Agreement in connection with this Agreement, and (ii) identified as “Confidential” and/or “Proprietary”, or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary. Proprietary Information shall not include the existence of this Agreement and the identity of the parties. The Receiving Party will keep confidential and not disclose or make competitive use of any of the Disclosing Party’s Proprietary Information unless:

a)	The information becomes publicly available other than through unauthorized disclosure by the Receiving Party seeking to disclose or use such information;

b)	The information is independently developed by the Receiving Party;

c)

The disclosure is, in the reasonable judgment of either party, required or deemed advantageous (in terms of pricing, ease of execution or otherwise) for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing;

d)	The disclosure is required by external auditors; or

e)	The disclosure is required by law.

Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer shall not disclose or use any non-public personally identifiable customer or claimant information provided by the Ceding Company to the Reinsurer, as such Customer or Claimant information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer or Claimant information shall be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer’s retrocessionaires and the Reinsurer’s affiliates.

ARTICLE XXII

ALTERATIONS TO THE AGREEMENT

This Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment or Addenda and must be signed by both parties. These documents will be regarded as part of this Agreement and will be equally binding.

ARTICLE XXIII

COMPLIANCE WITH LAWS

The Policy is issued and maintained in accordance with all laws and the Ceding Company assures the Policy does not involve individuals appearing on the OFAC Specifically Designated Nationals or Blocked Persons list or residing in a prohibited country. Neither the Ceding Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said laws, including making any payments in violation of the law. Should either party discover a reinsurance payment has been made in violation of the law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including the return of the payment to the Reinsurer, unless prohibited by law.

ARTICLE XXIV

SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or enforceability of the remaining provisions of this Agreement.

ARTICLE XXV

EXECUTION OF THE AGREEMENT

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates and places shown below, by our respective officers authorized to do so.

MINNESOTA LIFE INSURANCE COMPANY

Date: November 12, 2012
Place: St. Paul, MN

By:	/s/ Jacob Jones	Attest:	Brenda Siebenaler
Title: Sr. Associate Actuary		Title: Supervisor, Reinsurance Admin.
NAIC #: 66168		Federal Id. #: 41-0417830

SWISS RE LIFE & HEALTH AMERICA INC.

Date: November 28, 2012
Place: Fort Wayne, IN

By:	Attest:
Title: VP	Title: VP
NAIC #: 82627	Federal Id. #: 06-0839705